EXHIBIT 77D

Columbia Funds Series Trust I - Semi-Annual N-SAR report for the fiscal period ending 09/30/12

Columbia Active Portfolios - Select Large Cap Growth Fund
Columbia Pacific/Asia Fund
Columbia Select Large Cap Growth Fund
 (each a "Fund", collectively the "Funds")



Item 77D/77Q1(b) - Policies with Respect to Securities Investments:
On July 27, 2012, a Form Type 485BPOS, accession number 0001193125-12-319247, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This is hereby incorporated by reference as part of the response to Items 77D and 77Q1(b) of Form N-SAR. The amended registration statement disclosed, among other things, certain changes that were made to the principal investment strategies of Columbia Select Large Cap Growth Fund.

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On August 1, 2012, Form Type 497, Accession No. 0001193125-12-327596,
a supplement to the prospectus of Columbia Active Portfolios - Select Large Cap Growth Fund was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement made the following changes to the disclosure in the Principal Investment Strategies section of the Fund's prospectus:

The section of the prospectus for the Fund entitled "Principal
Investment Strategies" was revised by replacing the third paragraph with the following:

     The Fund will not concentrate its assets in any single industry but may from time to time invest more than 25% of its assets in companies conducting business in various industries within an economic sector.